Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement (File No. 333-146419) to Form SB-2 on Form S-1 of Boo Koo Holdings, Inc. and Subsidiary of our report dated April 15, 2008 relating to our audit of the consolidated financial statements of Boo Koo Holdings, Inc. and Subsidiary as of and for the years ended December 31, 2007 and 2006, appearing in the Prospectus, which is part of this Registration Statement. Our report dated April 15, 2008 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts”, “Summary Financial Information” and “Selected Financial Data” in such Prospectus.

/s/ McGladrey & Pullen, LLP
Dallas, Texas
April 15, 2008